Exhibit 10.3

March 30, 2020

[Executive Officer]
[Title] 2828 N. Harwood Street
Suite 1500
Dallas, TX 75201

Re: Voluntary Salary Reduction

Dear [Executive Officer]:

This letter is to confirm your voluntary base-salary reduction of 20%, from a previous annual salary of $XX to a new annual base salary of $YY. You additionally agree to forfeit any salary increase previously promised to you for 2020. This reduction goes into effect on April 4, 2020, and will remain in effect until the Board determines in its discretion that the effects of the COVID-19 novel coronavirus have subsided. Any amounts relinquished pursuant to this reduction in salary may be paid in the future, as determined by the Board in its discretion.

You hereby agree that this salary reduction is voluntarily made and does not constitute a material change in the terms and conditions of your employment so as to invoke a right to severance under your Amended and Restated Severance Agreement dated May 8, 2019. To the extent required by law or practice, this letter constitutes an amendment to your Amended and Restated Severance agreement.

Please sign below indicating your agreement to the terms reflected herein.

Sincerely,

[Company Representative]
[Representative Title]

Agreed:

March 30, 2020
[Executive Officer]	Date
[Title]